EXHIBIT 99.1
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[LOGO -- LAS VEGAS SANDS CORP.]

                                                       PRESS RELEASE

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           LAS VEGAS SANDS CORP. REPORTS SECOND QUARTER 2006 RESULTS

    SANDS MACAO ACHIEVES RECORD ADJUSTED PROPERTY EBITDAR OF $116.9 MILLION


LAS VEGAS, NV (AUGUST 2, 2006) -- Las Vegas Sands Corp. (NYSE:LVS), today reported financial results for the second quarter ended June 30, 2006.

COMPANY-WIDE OPERATING RESULTS

         Net revenue for the second quarter of 2006 increased 29.6% to $517.0 million compared to $398.8 million in the prior year's quarter. Adjusted net income (excluding loss on disposal of assets, pre-opening expense, and development expense) increased 27.0% for the second quarter of 2006, improving to $121.3 million, or adjusted earnings per diluted share of $0.34, versus adjusted net income (excluding pre-opening expense, development expense, gain on disposal of assets, and a loss on early retirement of debt) of $95.5 million, or adjusted earnings per diluted share of $0.27, in the second quarter of 2005. On a GAAP (Generally Accepted Accounting Principles) basis, net income in the second quarter of 2006 was $109.3 million, or $0.31 per diluted share, compared to $86.4 million, or $0.24 per diluted share, in the second quarter of 2005.

Consolidated adjusted property EBITDAR in the second quarter of 2006 came in at $180.1 million, an increase of 18.9% compared to $151.5 million in the year-ago quarter. Operating income improved to $125.4 million versus $114.1 million in the second quarter of 2005.

SECOND QUARTER HIGHLIGHTS

"The second quarter of 2006 was another outstanding quarter for our company," began William P. Weidner, president and COO. "In Asia, we delivered another record quarter at The Sands Macao. Through June 30, 2006, our year-over-year gross revenue growth continues to outpace the broader Macao gaming market. For example, in sharp contrast to the decline in win per table per day in Macao overall, The Sands delivered an all-time record win per table per day, despite significant table capacity increases at both The Sands and in the Macao market overall. These trends serve to validate the market's acceptance of the company's strategy and clearly provide positive momentum as we prepare to expand our gaming capacity by over 30% at The Sands Macao next month. Additionally, we expanded our future footprint in Asia by winning the highly coveted right to develop Singapore's first Integrated Resort, The Marina Bay Sands in Singapore. We are honored to be able to bring to Singapore the significant economic benefits of our convention-based Integrated Resort model, and look forward to many years of future success and partnership with Singapore. The development of The Marina Bay Sands, in combination with

Singapore's ideal location and world-class existing commercial and transportation infrastructure, will both solidify Singapore's position as a hub of commerce in South Asia, and provide Las Vegas Sands the opportunity to serve the important South Asian marketplace, including India, in the years ahead."

Weidner added, "We continued to execute our development plans for The Venetian Macao and The Cotai StripTM, where we have now topped off The Venetian and are currently under construction or performing preconstruction work on each of the other six sites, as we lead the historic effort to create Asia's Las VegasTM. In May, we completed a $2.5 billion credit facility to support our development plans in Macao. In Las Vegas, we delivered solid top line growth at The Venetian, and progressed on both the construction of The Palazzo and our numerous targeted capital improvements designed to enhance our long-term strategic positioning."

LAS VEGAS SECOND QUARTER OPERATING RESULTS

In the second quarter of 2006 in Las Vegas, table games drop increased modestly to $254.2 million versus $253.2 million during the second quarter of 2005. Slot machine handle (volume) increased 5.4% to $522.7 million versus $496.0 million during the second quarter of 2005. Casino revenues were $71.3 million in the second quarter of 2006 compared to $73.7 million a year ago. Table games win percentage (calculated before discounts) was 17.6% in the 2006 quarter compared to 18.6% in the second quarter of last year. This compares to our expected range of 20% to 22%. Slot win percentage (calculated before discounts) was 6.2% in the 2006 quarter compared to 6.8% in the second quarter last year.

The Venetian's average daily rate (ADR) was $242 during the second quarter of 2006, compared to $231 in the second quarter of 2005. The Venetian's occupancy of available guestrooms was 99.5% during the second quarter of 2006, which compares to 98.7% during the prior year period, generating revenue per available room (REVPAR) of $241 in the 2006 period, an increase of 5.7% versus $228 in the 2005 period. Hotel revenues were up 6.0% to $88.0 million during the second quarter of 2006 versus $83.0 million in the second quarter of 2005.

Food and beverage revenues were $35.2 million in the second quarter of 2006 compared to $27.8 million in the 2005 period, an increase of 26.6%. Retail and other operating revenues were $28.3 million in the quarter compared to $22.9 million in the quarter last year, an increase of 23.6%.

On a GAAP basis, operating income for our Las Vegas operations was $42.8 million versus $51.6 million in the 2005 PERIOD. Adjusted property EBITDAR from our Las Vegas operations was $63.2 million. This compares to $70.4 million of adjusted property EBITDAR from Las Vegas operations for the second quarter of 2005, a decrease of 10.3%. In addition to the net negative impact of the lower win percentages, these decreases were principally driven by higher payroll and related benefit costs, resulting from increased headcount associated with our targeted investments at the property, a spike in high dollar medical claims during the quarter and non-cash compensation expense relating to stock options which we were not required to recognize last year.

"We are clearly seeing the benefits of our targeted capital investments on the revenue line as we continue to remerchandise and broaden our product offering at The Venetian," noted Weidner. "The addition of 450,000 square feet of carpeted meeting space continues to fuel increases in group business and related food and beverage revenues. Our focus to date has been on driving additional group business to fill this additional meeting room capacity. In addition to the incremental meeting room space, our Blue Man Group Theater, Tao restaurant/night club, recently opened Poker Room, and new production of

Phantom of the Opera - The Las Vegas Spectacular, which opened in June, are clearly driving incremental visitation to the property. We will now focus on fine tuning our efforts to enhance the profitability of these business activities as well as look for opportunities for near-term operational efficiencies.

"Looking further ahead, construction of The Palazzo remains on track. Upon completion, The Venetian and Palazzo together will encompass the largest integrated destination convention resort in the world, with over 7,000 hotel rooms, 1.1 million square feet of carpeted meeting space, and 1.15 million square feet of convention space. We believe this property will provide an excellent platform for profitable growth in Las Vegas for years to come."

MACAO SECOND QUARTER OPERATING RESULTS

In Macao, second quarter casino revenues increased 52.7% to a record $307.1 million versus $201.1 million in the 2005 period. The Sands Macao reported record adjusted property EBITDAR of $116.9 million for the second quarter of 2006, compared to $81.0 million in the second quarter of last year, an increase of 44.3%. On a GAAP basis, operating income in Macao was $101.6 million for the second quarter of 2006, an increase of 35.9% compared to $74.8 million in last year's second quarter. Table games drop (the Non-Rolling Chip segment) was $1.04 billion in the second quarter of 2006, reflecting a year-over-year increase of 12.7% versus $923.0 million in the second quarter of 2005. Second quarter 2006 Rolling Chip volume more than doubled to $4.26 billion, compared to $1.99 billion in the second quarter of 2005.

Non-Rolling Chip table games win percentage (calculated before discounts and incentives) came in at 18.6% in the second quarter of 2006, while Rolling Chip table games win percentage (calculated before discounts and commissions) was 3.0%. These results compare to our expected Non-Rolling Chip table games win percentage (calculated before discounts and commissions) of 17% to 19% and Rolling Chip table games win percentage (calculated before discounts and commissions) of 2.5% to 2.8%.

Slot  handle  (volume)  for the  second  quarter  of 2006 was a  record  $263.2 million, representing a 57.3% increase versus $167.3 million in the second quarter of 2005.

The substantial increases in revenues and operating income in Macao reflect robust market demand and gaming capacity increases at The Sands.

Weidner stated, "We are continuing to make progress in Macao at all levels. We are particularly pleased with the continued strength of our mass market business. Despite significant increases in Macao mass market capacity overall, as well as increases in mass market table capacity at the Sands Macao itself, our mass table drop per unit per day has remained steady, and our win per unit per day has increased. Slot handle per unit also continues to trend upward. Our VIP business more than doubled, with the expansion of our Sands' Paiza Club in May increasing our VIP gaming capacity. The combination of these results produced record win per unit per day results despite an increase of approximately 28% in table capacity and approximately 9% in slot capacity at The Sands Macao. Looking ahead, we remain on track for the completion and opening of the remainder of our Sands Macao expansion next month. When the expansion is complete, The Sands Macao will be one of the largest gaming facilities in the world, with over 700 tables and 1,200 slot machines."

OTHER FACTORS AFFECTING EARNINGS

Interest expense, net of amounts capitalized, was $23.7 million for the second quarter of 2006 compared to $18.0 million during the second quarter of 2005. The increase is primarily the result of the completion of the $2.5 billion credit facility to support our development plans in Macao. Capitalized interest was $20.9 million during the second quarter of 2006 compared to $5.0 million during the second quarter of 2005.

Interest income was $15.0 million for the second quarter of 2006, compared to $7.1 million for the second quarter of 2005.

Depreciation and amortization expense was $24.4 million for the second quarter of 2006, compared to $21.1 million for the second quarter of 2005.

Stock-based compensation expense was $2.9 million in the second quarter of 2006. We recognized no stock-based compensation expense in the second quarter of 2005.

Development expenses relating to our efforts in Singapore, Macao, Pennsylvania, Europe and elsewhere were $7.9 million in the second quarter of 2006, compared to $5.6 million in the second quarter of 2005. The increase of $2.3 million was principally related to our successful efforts in Singapore.

The effective tax rate for the second quarter of 2006 of 6.3% is lower than the United States Federal statutory rate due primarily to a zero effective tax rate on our Macao gaming income as a result of an income tax holiday on gaming operations which is currently set to expire at the end of 2008.

BALANCE SHEET ITEMS

Unrestricted cash balances at June 30, 2006 stood at $282.0 million while restricted cash balances were $1.68 billion. Of the restricted cash balances, $984.2 million is restricted for Macao related construction, $584.3 million is restricted for construction of The Palazzo Resort Hotel Casino, the company's second resort hotel casino property in Las Vegas.

As of June 30, 2006, total debt outstanding, including the current portion, was $3.16 billion.

CAPITAL EXPENDITURES

Capital expenditures during the second quarter of 2006 totaled $435.0 million. This includes $270.8 million for construction and development activities in Macao, $128.2 million for construction and development activities at The Palazzo, and $36.0 million for improvements and maintenance capital expenditures at The Venetian and The Sands Expo and Convention Center in Las Vegas.

CONCLUDING COMMENTS

Weidner concluded, "While we continue to deliver solid financial and operating results, the opportunities that lie ahead are significant and broad-based. Our proven capabilities in the development and operation of integrated destination resorts position us to build and execute on a robust pipeline of growth opportunities worldwide.

"We remain particularly pleased with the progress we are making in developing 'Asia's Las Vegas' on the Cotai Strip. We have now reached agreement with all hotel partners that will participate with us in this historic opportunity, adding in the second quarter our final partner, Fairmont Raffles Holdings International, which will operate both a Fairmont and Raffles hotel. Our hotel operating partners also include The Four Seasons Hotels and Resorts, Starwood Hotels and Resorts Worldwide, which will operate both a Sheraton and a St. Regis hotel, Shangri-La Hotels and Resorts, which will operate both a Shangri-La and a Traders hotel, and Hilton Hotels, which will operate both a Hilton and a Conrad hotel. We are actively negotiating the definitive agreements under which these leading operators will manage hotels and related vacation suites for us on the Cotai Strip.

"Construction or preconstruction activity is now progressing on all seven sites on the Cotai Strip, and The Venetian Macao remains on track for a summer 2007 opening. We have made additional progress in the leasing of our Macao shopping malls, and now have reached agreement on commercial terms with over 315 retailers for 699,000 square feet of retail space on the Cotai Strip, and have now completed and executed definitive documentation with a number of these retailers. We continue to make good progress in the documentation process with the remaining retailers. In addition, ten multi-year tradeshows, representing more than 26 separate events, have signed binding contracts to host their events at The Venetian Macao. Our first convention on the Cotai Strip is currently scheduled for September 2007, and our first trade show is currently scheduled for October, 2007.

"Looking further ahead in the Macao region, we remain enthusiastic about our strategy to master plan a leisure and convention destination resort on Hengqin Island, which will complement our entertainment developments just a few hundred yards from the Cotai Strip. We continue to work with Guangdong Province officials as they work with representatives of the Central Government of the People's Republic of China to refine their master plan for the redevelopment of all of Hengqin Island. We look forward to bringing another important dimension of travel and tourism to the region over the long-term. As a complement to our Hengqin Island development plans, we have begun master planning on an additional leisure destination, Shang Chuan Island, in the crystal clear waters of the South China Sea. This island will provide an idyllic setting for leisure less than one hour by high-speed ferry from Hengqin Island. Our Hengqin Island plans remain subject to numerous conditions, including further government approvals.

"As previously mentioned, we were selected by the Singapore Government to develop The Marina Bay Sands. Our construction and development teams have been on the ground in Singapore and have significantly advanced our pre-construction activities. We expect to break ground on The Marina Bay Sands in early 2007. The property will feature 2,500 hotel rooms, 1.2 million square feet of flexible meetings, incentive, convention, food and beverage, and exhibition space, one million square feet of retail space, three large entertainment venues, and gaming space which will include our high end Paiza Club. We have also begun pre marketing activities related to filling our convention space and pre-leasing activities relating to our Mall at the Marina Bay Sands.

"Additionally, we are advancing our proposal to develop an integrated destination resort in Bethlehem, Pennsylvania, on the site of the Bethlehem Steel Works, about a 90 minute drive away from Midtown Manhattan, and only one hour from the lucrative Northern New Jersey Corridor."


                                      ###

CONFERENCE CALL INFORMATION
The company will hold a conference call to discuss the company's results on Wednesday, August 2, 2006 at 1:30 p.m. PDT (4:30 p.m. EDT). Interested parties are invited to join the call by dialing (866) 510-0712 and using the access code 94711492. International callers, please dial (617) 597-5380, and use the same access code. The conference call will also be available through a live audio webcast at WWW.LASVEGASSANDS.COM (click on Investor Relations). A telephone replay will be available at (888) 286-8010 and (617) 801-6888, access code 49159606 from August 2, 2006 at approximately 6:30 p.m. PDT (9:30 p.m.
EDT) through August 12, 2006.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, substantial leverage and debt service, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, gaming junket operators, risks relating to our Macao gaming concession, infrastructure in Macao and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

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ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is one of the leading international developers of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns The Venetian Resort Hotel Casino and the Sands Expo and Convention Center in Las Vegas and The Sands Macao in the People's Republic of China (PRC) Special Administrative Region of Macao. The company is currently constructing two additional integrated resorts both scheduled to open in 2007: The Palazzo Resort Hotel Casino in Las Vegas and The Venetian Macao Resort Hotel Casino in Macao.

LVS is also developing the Cotai Strip(TM), a master-planned development of resort casino properties in Macao, and was selected by the Singapore government to build The Marina Bay Sands(TM), an integrated resort scheduled to open in Singapore by the end of 2009. The company is also working with the Zhuhai Municipal People's Government of the PRC to master-plan the development of a leisure resort and convention complex on Hengqin Island in the PRC.


CONTACTS:

Investment Community: Scott Henry, Senior Vice President Finance, (702) 733-5502 Media: Ron Reese, Director of Corporate Communications, (702) 414-3607


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

LAS VEGAS SANDS
SECOND QUARTER 2006 RESULTS
NON-GAAP RECONCILIATIONS

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Within the  Company's  second  quarter 2006 press  release,  the Company  makes reference  to certain  non-GAAP  financial  measures  including  "adjusted  net
income",   "adjusted  earnings  per  diluted  share",  "adjusted  EBITDA",  and
"adjusted property EBITDAR". Whenever such information is presented, the Company has complied with the provisions of the rules under Regulation G and
Item 2.02 of Form 8-K. The specific reasons why the Company's management believes that the presentation of each of these non-GAAP financial measures provides useful information to investors regarding Las Vegas Sands Corp.'s financial condition, results of operations and cash flows has been provided in the Form 8-K filed in connection with this press release.
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Adjusted  net income and  adjusted  earnings  per  diluted  share in the second quarter of 2006 exclude loss on disposal of assets, pre-opening expense, and development expense. Adjusted net income and adjusted earnings per diluted share in the second quarter of 2005 exclude pre-opening expense, development expense, gain on disposal of assets, and a loss on early retirement of debt. Reconciliations of GAAP net income and GAAP earnings per diluted share to adjusted net income and adjusted earnings per diluted share are included in the financial schedules accompanying this release.

Adjusted EBITDA consists of operating income before depreciation and amortization, preopening expense, development expense, gain or loss on disposal of assets, and stock-based compensation. Adjusted property EBITDAR consists of operating income before depreciation and amortization, preopening expense, development expense, gain or loss on disposal of assets, stock-based compensation, rental expense, and corporate expense. Reconciliations of GAAP operating income and GAAP net income to adjusted EBITDA and adjusted property EBITDAR are included in the financial schedules accompanying this release.

Las Vegas Sands Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

                                                         Three Months Ended                Six Months Ended
                                                             June 30,                         June 30,
                                                      2006             2005            2006             2005
                                                 -------------    -------------    -------------    -------------
Revenues:
  Casino                                         $     378,462    $     274,808    $     753,844    $     540,594
  Rooms                                                 89,654           83,983          180,792          170,060
  Food and beverage                                     44,023           34,698           95,839           78,187
  Retail                                                 3,385            2,555            6,156            4,710
  Other                                                 25,891           21,799           58,125           48,098
                                                 -------------    -------------    -------------    -------------
                                                       541,415          417,843        1,094,756          841,649
  Less - Promotional allowances                        (24,408)         (19,022)         (47,385)         (39,034)
                                                 -------------    -------------    -------------    -------------
                                                       517,007          398,821        1,047,371          802,615
                                                 -------------    -------------    -------------    -------------

Operating Costs and Expenses:
  Casino-Hotel operations                              338,439          247,371          665,789          484,939
  Rental expense                                         3,803            3,682            7,510            7,387
  Corporate expense                                     12,251            6,620           25,205           17,502
  Pre-opening expense                                    4,354              504            6,573              504
  Development expense                                    7,861            5,562           17,029           10,737
  Depreciation and amortization                         24,428           21,097           49,433           41,062
  (Gain) loss on disposal of assets                        456             (158)           1,537            1,005
                                                 -------------    -------------    -------------    -------------
                                                       391,592          284,678          773,076          563,136
                                                 -------------    -------------    -------------    -------------


  Operating income                                     125,415          114,143          274,295          239,479


  Interest income                                       15,018            7,133           25,232           14,527
  Interest expense, net of amounts capitalized         (23,685)         (17,969)         (45,100)         (45,052)
  Other income (expense)                                   (14)          (1,291)             150           (1,291)
  Loss on early retirement of debt                          --           (4,166)              --         (137,000)
                                                 -------------    -------------    -------------    -------------

Income before income taxes                             116,734           97,850          254,577           70,663

Benefit (provision) for income taxes                    (7,405)         (11,421)         (23,465)          22,878
                                                 -------------    -------------    -------------    -------------

Net income                                       $     109,329    $      86,429    $     231,112    $      93,541
                                                 =============    =============    =============    =============

Basic earnings per share                         $        0.31    $        0.24    $        0.65    $        0.26
Diluted earnings per share                       $        0.31    $        0.24    $        0.65    $        0.26

Weighted average shares outstanding
  Basic                                            354,255,635      354,160,692      354,227,600      354,160,692
  Diluted                                          355,259,487      354,795,833      354,803,220      354,853,970

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure - Adjusted Net Income and Earnings Per Share
(In thousands, except share and per share data)
(Unaudited)

                                                     Three Months Ended                 Six Months Ended
                                                         June 30,                           June 30,
                                                  2006             2005              2006             2005
                                              -------------   -------------    -------------   -------------
Net income                                    $     109,329   $      86,429    $     231,112   $      93,541

(Gain) loss on disposal of assets, net                  456            (100)           1,533           1,070
Pre-opening expense, net                              4,294             328            6,424             328
Development expense, net                              7,205           4,711           15,854           9,254
Stock offering costs, net                                --              --            1,327              --
Charitable contributions, net                            --              --               --           3,575
Loss on early retirement of debt, net                    --           4,166               --          90,508
                                              -------------   -------------    -------------   -------------

Adjusted net income                           $     121,284   $      95,534    $     256,250   $     198,276
                                              =============   =============    =============   =============


Per diluted share of common stock:
Net income                                    $        0.31   $        0.24    $        0.65   $        0.26
Loss on disposal of assets, net                          --            0.00             0.01            0.00
Pre-opening expense, net                               0.01            0.00             0.02            0.00
Development expense, net                               0.02            0.02             0.04            0.03
Stock offering costs, net                                --              --             0.00              --
Charitable contributions, net                            --              --               --            0.01
Loss on early retirement of debt, net                    --            0.01               --            0.26
                                              -------------   -------------    -------------   -------------

Adjusted Earnings Per Diluted Share           $        0.34   $        0.27    $        0.72   $        0.56
                                              =============   =============    =============   =============

Weighted average diluted shares outstanding     355,259,487     354,795,833      354,803,220     354,853,970

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data - Net Revenues by Resort
(In thousands)
(Unaudited)

                                                       Three Months Ended              Six Months Ended
                                                           June 30,                        June 30,
                                                    2006             2005            2006            2005
                                                 ----------      ----------       ----------      ----------
The Venetian                                     $  206,575      $  193,748       $  455,302      $  422,486
The Sands Macao                                     310,432         205,073          592,069         380,129
                                                 ----------      ----------       ----------      ----------
                                                 $  517,007      $  398,821       $1,047,371      $  802,615
                                                 ==========      ==========       ==========      ==========

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)


The following are reconciliations of Operating Income to Adjusted EBITDA and Adjusted Property EBITDAR

                                                           Three Months Ended June 30, 2006

                                Depreciation   Loss on     Pre-                    (1)                                    Adjusted
                   Operating       and        Disposal    Opening  Development Stock-Based  Adjusted  Corporate   Rental  Property
                  Income (Loss) Amortization  of Assets   Expense    Expense   Compensation  EBITDA    Expense    Expense  EBITDAR
                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------
The Venetian      $      42,806 $     15,820  $      --  $   (181) $       38  $      942   $  59,425  $     --  $  3,751 $  63,176

The Sands Macao         101,586        8,076        456     4,535       1,629         573     116,855        --        52   116,907

Other development        (6,194)          --         --        --       6,194          --          --        --        --        --

Corporate               (12,783)         532         --        --          --          --     (12,251)   12,251        --        --

                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------
                  $     125,415 $     24,428  $     456  $  4,354  $    7,861  $    1,515   $ 164,029  $ 12,251  $  3,803 $ 180,083
                  ============= ============  =========  ========= =========== ============ ========= =========  ======== =========


                                                           Three Months Ended June 30, 2005

                                               (Gain)/
                                Depreciation   Loss on     Pre-                                                           Adjusted
                   Operating       and        Disposal    Opening  Development Stock-Based  Adjusted  Corporate   Rental  Property
                  Income (Loss) Amortization  of Assets   Expense    Expense   Compensation  EBITDA    Expense    Expense  EBITDAR
                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------

The Venetian      $      51,556 $     15,033  $    (165) $    504  $       --  $       --   $  66,928  $     --  $  3,511 $  70,439

The Sands Macao          74,769        6,064          7        --          --          --      80,840        --       171    81,011

Other development        (5,562)          --         --        --       5,562          --          --        --        --        --

Corporate                (6,620)          --         --        --          --          --      (6,620)    6,620        --        --

                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------
                  $     114,143 $     21,097  $    (158) $    504  $    5,562  $       --   $ 141,148  $  6,620  $  3,682 $ 151,450
                  ============= ============  =========  ========= =========== ============ ========= =========  ======== =========


                                                             Six Months Ended June 30, 2006

                                Depreciation   Loss on     Pre-                    (1)                                    Adjusted
                   Operating       and        Disposal    Opening  Development Stock-Based  Adjusted  Corporate   Rental  Property
                  Income (Loss) Amortization  of Assets   Expense    Expense   Compensation  EBITDA    Expense    Expense  EBITDAR
                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------

The Venetian      $     122,069 $     32,558  $      12  $    427  $       38  $    1,884   $ 156,988  $     --  $  7,270 $ 164,258

The Sands Macao         191,670       15,828      1,525     6,146       3,799       1,146     220,114        --       240   220,354

Other development       (13,192)          --         --        --      13,192          --          --        --        --        --

Corporate               (26,252)       1,047         --        --          --          --     (25,205)   25,205        --        --

                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------
                  $     274,295 $     49,433  $   1,537  $  6,573  $   17,029  $    3,030   $ 351,897  $ 25,205  $  7,510 $ 384,612
                  ============= ============  =========  ========= =========== ============ ========= =========  ======== =========


                                                             Six Months Ended June 30, 2005

                                               (Gain)/
                                Depreciation   Loss on     Pre-                                                           Adjusted
                   Operating       and        Disposal    Opening  Development Stock-Based  Adjusted  Corporate   Rental  Property
                  Income (Loss) Amortization  of Assets   Expense    Expense   Compensation  EBITDA    Expense    Expense  EBITDAR
                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------

The Venetian      $     132,334 $     29,174  $    (165) $    504  $       --  $       --   $ 161,847  $     --  $  7,013 $ 168,860

The Sands Macao         135,278       11,888          7        --       1,269          --     148,442        --       374   148,816

Other development       (10,631)          --      1,163        --       9,468          --          --        --        --        --

Corporate               (17,502)          --         --        --          --          --     (17,502)   17,502        --        --

                  ------------- ------------  ---------  --------- ----------- ------------ --------- ---------  -------- ---------
                  $     239,479 $     41,062  $   1,005  $    504  $   10,737  $       --   $ 292,787  $ 17,502  $  7,387 $ 317,676
                  ============= ============  =========  ========= =========== ============ ========= =========  ======== =========

(1) The Company adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payments", on January 1, 2006 and recorded $2.9 million of stock-based compensation expense during the three months ended June 30, 2006, $1.1 million of which is included in corporate expense and $0.3 million of which is included in development expense on our condensed statement of operations. During the six months ended June 30, 2006 the Company recorded $5.7 million of stock-based compensation expense, $2.1 million of which is included in corporate expense and $0.6 million of which is included in development expense on our condensed statement of operations

Note: The prior period presentation has been revised to conform to the current period presentation.

Las Vegas Sands Corp. and Subsidiaries
Non-GAAP Measure
(In thousands)
(Unaudited)

The following is a reconciliation of Net Income to Adjusted EBITDA and Adjusted
Property EBITDAR:

                                                        Three Months Ended       Six Months Ended
                                                            June 30,                 June 30,
                                                       2006         2005         2006         2005
                                                    ---------    ---------    ---------    ---------
Net income                                          $ 109,329    $  86,429    $ 231,112    $  93,541
  Add (deduct) :
     (Benefit) provision for income taxes               7,405       11,421       23,465      (22,878)
     Other income (expense)                                14        1,291         (150)       1,291
     Interest income                                  (15,018)      (7,133)     (25,232)     (14,527)
     Interest expense, net of amounts capitalized      23,685       17,969       45,100       45,052
     Loss on early retirement of debt                      --        4,166           --      137,000
     Depreciation and amortization                     24,428       21,097       49,433       41,062
     (Gain) loss on disposal of assets                    456         (158)       1,537        1,005
     Pre-opening expense                                4,354          504        6,573          504
     Development expense                                7,861        5,562       17,029       10,737
     Stock-based compensation                           1,515           --        3,030           --
                                                    ---------    ---------    ---------    ---------

Adjusted EBITDA                                       164,029      141,148      351,897      292,787

  Add :
     Rental expense                                     3,803        3,682        7,510        7,387
     Corporate expense                                 12,251        6,620       25,205       17,502
                                                    ---------    ---------    ---------    ---------

Adjusted Property EBITDAR                           $ 180,083    $ 151,450    $ 384,612    $ 317,676
                                                    =========    =========    =========    =========

Las Vegas Sands Corp. and Subsidiaries
Supplemental Data Schedule
(In thousands except room and other information)
(Unaudited)

                                                   Three Months Ended       Six Months Ended
                                                        June 30,                June 30,
                                                  --------------------    --------------------
                                                    2006        2005        2006        2005
                                                  --------    --------    --------    --------
Room Statistics for the Venetian:
        Occupany %                                   99.5%       98.7%       99.7%       98.3%
        Average daily room rate (ADR) (1)         $    242    $    231    $    246    $    237
        Revenue per available room (REVPAR) (2)   $    241    $    228    $    245    $    233

Other Information:
     The Venetian:
        Table games win per unit per day (3)      $  3,778    $  3,778    $  5,204    $  4,921
        Slot machine win per unit per day (4)     $    204    $    185    $    209    $    180
        Average number of table games                  130         137         133         136
        Average number of slot machines              1,753       1,996       1,747       1,994

     The Sands Macao:
        Table games win per unit per day (3)      $  7,760    $  6,343    $  7,600    $  5,920
        Slot machine win per unit per day (4)     $    247    $    187    $    242    $    183
        Average number of table games                  454         356         444         346
        Average number of slot machines                895         822         901         793

-------------------------

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue by total rooms occupied.

(2) REVPAR is defined as Revenue Per Available Room and is calculated by dividing total room revenue by rooms available.

(3)  Table  games  win  per  unit  per  day  is  shown  before   discounts  and
     commissions.

(4) Slot machine win per unit per day is shown before deducting cost for slot points.